Exhibit 99.1

Saia Adds Two New Directors

JOHNS CREEK, GA – August 23, 2021 - Saia, Inc., (Nasdaq: SAIA), a leading transportation provider offering national less-than-truckload (LTL), non-asset truckload, expedited and logistics services, today announced the Board of Directors has elected Kevin A. Henry and Dr. Donald R. James as directors of the corporation, effective on September 1, 2021.  Mr. Henry will serve on the Compensation Committee of the Board of Directors and Mr. James will serve on the Audit Committee.

“We enthusiastically welcome Kevin and Don to the Saia Board,” said Saia Chairman, Rick O’Dell. “The backgrounds of both of these gentlemen align very well with the direction of our company and we expect that each will make significant contributions to our continuous growth in the years ahead,” offered Mr. O’Dell.

Kevin A. Henry, the current Executive Vice President and Chief Human Resources Officer at Extended Stay America, has more than 23 years of experience as a public company C-suite executive.  His career encompasses executive positions in human resources across a variety of industries from consumer-packaged goods to distribution to hospitality and lodging.  In addition to experience in several industry verticals, Kevin has experience in a range of work environments and has extensive experience with mergers, acquisitions and divestitures.  In his current role, Kevin is responsible for all facets of human capital management for Extended Stay America.

“Kevin’s experiences in the area of employee relations and organizational development give him a unique perspective on human capital and his insight will be invaluable as Saia management sets a course for cultivating the talent needed to sustain the long-term growth we envision for our company, stated Mr. O’Dell.

Kevin is a graduate of Cornell University where he earned a Bachelor of Science degree in Industrial Labor Relations.  Kevin has had numerous professional honors over his career including most recently being named in 2020 as one of the Most Influential Black Executives in Corporate America by Savoy Magazine.  Also in 2018, Kevin was a Made Man Honoree of the Made Man Foundation.

Dr. Donald R. James, most recently President of the Americas for Joyson Safety Systems, has more than 24 years of experience in the automotive industry.  His executive roles in automotive have ranged from sales and marketing leadership positions to executive roles leading entire divisions of multi-national conglomerates both here and abroad.  At Joyson Safety Systems, Don had responsibility for a $2 billion business across the U.S., Mexico and South America.  Prior to his time at Joyson, Don had a 14-year executive career at Continental A.G. leading various functional areas primarily related to automotive safety technology development and production.

Commenting on Don’s appointment to the Saia Board, Chairman Rick O’Dell stated, “Don’s background encompasses not only key executive leadership roles, but having spent most of his career in positions in the commercial vehicle industry, he is uniquely positioned to contribute in a meaningful way as Saia navigates the rapidly advancing technology space around alternative fuels, vehicle safety and autonomy.  In addition, his experience includes a strategic focus on sustainability and green initiatives.”

Don earned a Bachelor of Arts degree in Economics from the University of Michigan and both an Executive MBA and Doctorate in Business from Lawrence Technological University.   Don is the published author of papers on sustainable product development and green marketing strategy.

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About Saia, Inc.

Saia, Inc. (SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services.  With headquarters in Georgia, Saia LTL Freight operates 171 terminals with service across 44 states.  For more information on Saia, Inc. visit the Investor Relations section at www.saia.com/about-us/investor-relations.

CONTACT:	Saia, Inc. Doug Col dcol@saia.com 678.542.3910

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